Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 14, 2023 relating to the financial statements of Lulu’s Fashion Lounge Holdings, Inc., appearing in the Annual Report on Form 10-K of Lulu’s Fashion Lounge Holdings, Inc. for the fiscal year ended January 1, 2023.

/s/ Deloitte & Touche LLP

San Francisco, California

June 29, 2023